Exhibit 99.4

As used in this Exhibit 99.4, unless the context otherwise requires, the terms (i) “we,” “our” and “the Company” refer to Dollar Financial Corp. and its subsidiaries, including National Money Mart Company, (ii) “Issuer” refers solely to National Money Mart Company, (iii) “Parent” refers solely to Dollar Financial Corp., (iv) “DFG” refers solely to Dollar Financial Group, Inc., (v) “Dollar Financial U.K.” refers solely to Dollar Financial U.K. Limited, (vi) “MFS” refers to Military Financial Services, LLC and its wholly-owned subsidiaries, Dealers’ Financial Services, LLC and Dealers’ Financial Services Reinsurance Ltd., and (vii) “DFS” refers solely to Dealers’ Financial Services, LLC. Unless the context otherwise requires, the term “fiscal year” and “fiscal” refer to (a) the twelve-month period ended on June 30 of that year with respect to the Company and (b) the twelve-month period ended on December 31 of that year with respect to MFS. References to “$” refer to the lawful currency of the United States of America.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On October 28, 2009, DFG entered into a purchase agreement with all of the members of MFS pursuant to which on December 23, 2009, DFG purchased all of the outstanding membership interests of MFS, and, as a result of such purchase, MFS became a wholly owned subsidiary of DFG. We refer to this business combination as the DFS acquisition. The consummation of the DFS acquisition was contingent on Parent obtaining acceptable financing for the acquisition, which in addition to the completion of the offering by Issuer of the Senior Notes, defined below, required an amendment to certain aspects of our senior secured credit facility, for which we received the necessary consents on November 20, 2009 and which become effective on December 23, 2009. We refer to the following events as the Transactions:

•	the offering by Issuer of $596.4 million of 10 3/8% senior notes due 2016 ($600.0 million face value net of a $3.6 million issuance discount), which we refer to as the Senior Notes;

•	the use by the Issuer of a portion of the proceeds from the offering of the Senior Notes to purchase an equity interest in Dollar Financial U.K. and the purchase by the Issuer of newly issued shares of Dollar Financial U.K.;

•	the prepayment of approximately $350.0 million of the approximately $369.6 million outstanding under our term loans under our senior secured credit facility, which will reduce the outstanding balance to approximately $19.6 million;

•	amending the terms of our senior secured credit facility subject to certain future conditions to provide, among other things, for an extension of a majority of our revolving loans and remaining term loans from October 2011 and October 2012, respectively, to December 2014;

•	the payment of approximately $17.0 million of fees and expenses related to the amendment described above and the issuance of the Senior Notes ($0.6 million of which was immediately expensed and the remainder will be amortized); and

•	the acquisition by DFG (or a wholly-owned subsidiary to which such rights are assigned) of all of the outstanding membership interests of MFS, as a result of which MFS will become a wholly-owned subsidiary of DFG, and the payment of approximately $117.8 million (subject to adjustment for the working capital of MFS and its subsidiaries as of the closing date, which we currently estimate will result in an additional $1.2 million payment to the sellers) as purchase price.

The following unaudited pro forma condensed consolidating financial statements are based on our historical financial statements and those of MFS incorporated by reference in this report after giving effect to the Transactions. These pro forma financial statements have been prepared applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed consolidating statements of operations data for the periods presented give effect to the Transactions as if they had been consummated on July 1, 2008. The unaudited pro forma condensed consolidating balance sheet data give effect to the Transactions as if they had occurred on September 30, 2009. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma condensed consolidating financial statements. You should also read this information in conjunction with the:

•	separate unaudited historical consolidated financial statements of Dollar Financial Corp. as of and for the three-month period ended September 30, 2009, incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009;

•	separate audited historical consolidated financial statements of Dollar Financial Corp. as of and for the fiscal year ended June 30, 2009, incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 20, 2009 for the year ended June 30, 2009;

•	separate historical financial statements of MFS as of and for the years ended December 31, 2007 and 2008, incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 18, 2009; and

•	separate unaudited historical financial statements of MFS as of and for the nine-month periods ended September 30, 2008 and 2009, incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 18, 2009.

The pro forma adjustments related to the purchase price allocation and financing of the DFS acquisition are preliminary and based on information obtained to date by management, and are subject to revision as additional information becomes available as to, among other things, the fair value of acquired assets and liabilities as well as any pre-acquisition contingencies and finalization of acquisition-related costs. The actual adjustments described in the accompanying notes will be made as of the closing date of the DFS acquisition and may differ from those reflected in these unaudited pro forma condensed consolidating financial statements. Revisions to the preliminary purchase price allocation and financing of the DFS acquisition may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, operating expense and costs, depreciation and amortization and interest expense.

The unaudited pro forma condensed consolidating financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated, and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Balance Sheet
September 30, 2009

		Pro Forma
	Dollar	Amendment		Adjusted				Pro Forma
	Financial	and the		Dollar	Dealer’s	Pro Forma		Dollar
	Corp.	Offering		Financial	Financial	Acquisition		Financial
	Historical	(Note 3)		Corp.	Services	(Note 4)		Corp.

Assets
Cash and cash equivalents	$226,665	$596,388	A	$456,099	$2,479	$(1,301	)A	$338,285
		(350,000	)B			(118,992	)B
		(16,327	)C
		(627	)D
Loans receivable, net	124,005	—		124,005	—	—		124,005
Loans in default, net	6,831	—		6,831	—	—		6,831
Other receivables	3,719	—		3,719	3,142	(1,405	)C	5,456
Prepaid expenses and other current assets	21,800	—		21,800	1,779	—		23,579

Total current assets	383,020	229,434		612,454	7,400	(121,698)		498,156
Deferred tax asset, net	25,724	—		25,724	—	—		25,724
Property and equipment	59,204	—		59,204	574	—		59,778
Goodwill and other intangibles	467,255	—		467,255	28,331	56,911	D	583,594
						31,097	E
Debt issuance costs, net	9,556	(5,217	)F	20,666	91	(91	)F	20,666
		16,327	C
Other	11,547	—		11,547	2,880	—		14,427

Total Assets	$956,306	$240,544		$1,196,850	$39,276	$(33,781)		$1,202,345

Liabilities and Stockholders’ Equity
Accounts payable	$33,345	$—		$33,345	$942	$—		$34,287
Accrued expenses and other liabilities	82,750	—		82,750	2,363	(220	)F	86,799
						(594	)G
						2,500	H
Income taxes payable	10,503	—		10,503	—	—		10,503
Debt due within one year	3,811	—		3,811	920	(920	)F	3,811

Total current liabilities	130,409	—		130,409	4,225	766		135,400
Fair value of derivatives	36,239	—		36,239	—	—		36,239
Long-term deferred tax liability	21,730	—		21,730	—	—		21,730
Long-term debt	529,540	596,388	A	775,928	14,358	(14,358	)F	775,928
		(350,000	)B
Other non-current liabilities	18,520	—		18,520	5,816	(2,482	)C	21,524
						(2,622	)G
						950	I
						1,342	J
Stockholders’ Equity
Common stock	24	—		24	—	—		24
Additional paid in capital	312,675	—		312,675	14,877	(14,877	)K	312,675
Accumulated (deficit) earnings	(105,308)	(5,844	)D	(115,120)	—	(2,500	)H	(117,620)
		(3,968	)E
Accumulated other comprehensive income	12,103	3,968	E	16,071	—	—		16,071

	219,494	(5,844)		213,650	14,877	(17,377)		211,150
Minority interest	374	—		374	—	—		374

Total Liabilities and Stockholders’ Equity	$956,306	$240,544		$1,196,850	$39,276	$(33,781)		$1,202,345

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Statement of Operations
For the Year Ended June 30, 2009

		Pro Forma
	Dollar	Amendment		Adjusted				Pro Forma
	Financial	and the		Dollar	Dealer’s	Pro Forma		Dollar
	Corp.	Offering		Financial	Financial	Acquisition		Financial
	Historical	(Note 3)		Corp.	Services	(Note 4)		Corp.

Revenues:
Check cashing	$164,598	$—		$164,598	$—	$—		$164,598
Fees from consumer lending	275,272	—		275,272	—	—		275,272
Other	87,983	—		87,983	26,763	—		114,746

Total revenues	527,853	—		527,853	26,763	—		554,616
Store and regional expenses:
Salaries and benefits	145,716	—		145,716	6,566	—		152,282
Provision for loan losses	52,136	—		52,136	—	—		52,136
Occupancy	41,812	—		41,812	491	—		42,303
Returned checks, net and cash shortages	16,021	—		16,021	—	—		16,021
Bank charges and armored carrier service	13,357	—		13,357	—	—		13,357
Depreciation	13,075	—		13,075	163	—		13,238
Other	63,932	—		63,932	3,127	(613	)M	66,446

Total store and regional expenses	346,049	—		346,049	10,347	(613)		355,783

Store and regional margin	181,804	—		181,804	16,416	613		198,833
Corporate and other expenses:
Corporate expenses	68,217	—		68,217	—	—		68,217
Other depreciation and amortization	3,827	—		3,827	1,543	4,985	L	10,355
Interest expense, net	43,696	(17,731	) F	89,613	1,637	(1,767	)N	89,483
		1,022	G
		62,626	H
Provision for litigation settlements	57,920	—		57,920	—	—		57,920
Unrealized foreign exchange gain	(5,499)	—		(5,499)	—	—		(5,499)
Loss on store closings	10,340	—		10,340	—	—		10,340
Other income	(4,898)	—		(4,898)	(2,767)	—		(7,665)

Income (loss) before income taxes	8,201	(45,917)		(37,716)	16,003	(2,605)		(24,318)
Income tax provision (benefit)	15,023	(14,419	) I	604	345	(345	)O	604

Net (loss) income	$(6,822)	$(31,498)		$(38,320)	$15,658	$(2,260)		$(24,922)

Net loss per share:
Basic	$(0.28)	—		$(1.60)	—	—		$(1.04)
Diluted	$(0.28)	—		$(1.60)	—	—		$(1.04)
Weighed average shares outstanding
Basic	24,012,705	—		24,012,705	—	—		24,012,705
Diluted	24,012,705	—		24,012,705	—	—		24,012,705

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Statement of Operations
For the Three Months Ended September 30, 2009

		Pro Forma
	Dollar	Amendment		Adjusted				Pro Forma
	Financial	and the		Dollar	Dealer’s	Pro Forma		Dollar
	Corp.	Offering		Financial	Financial	Acquisition		Financial
	Historical	(Note 3)		Corp.	Services	(Note 4)		Corp.

Revenues:
Check cashing	$37,802	$—		$37,802	$—	$—		$37,802
Fees from consumer lending	78,989	—		78,989	—	—		78,989
Other	25,017	—		25,017	6,958	—		31,975

Total revenues	141,808	—		141,808	6,958	—		148,766
Store and regional expenses:
Salaries and benefits	36,736	—		36,736	1,715	—		38,451
Provision for loan losses	11,696	—		11,696	—	—		11,696
Occupancy	10,847	—		10,847	165	—		11,012
Returned checks, net and cash shortages	2,264	—		2,264	—	—		2,264
Bank charges and armored carrier service	3,466	—		3,466	—	—		3,466
Depreciation	3,374	—		3,374	48	—		3,422
Other	17,529	—		17,529	818	(206	)M	18,141

Total store and regional expenses	85,912	—		85,912	2,746	(206)		88,452

Store and regional margin	55,896	—		55,896	4,212	206		60,314
Corporate and other expenses:
Corporate expenses	20,351	—		20,351	—	—		20,351
Other depreciation and amortization	1,052	—		1,052	371	1,261	L	2,684
Interest expense, net	11,624	(1,576	) F	25,941	267	(293	)N	25,915
		236	G
		15,657	H
Provision for litigation settlements	1,267	—		1,267	—	—		1,267
Unrealized foreign exchange loss	7,827	—		7,827	—	—		7,827
Loss on store closings	318	—		318	—	—		318
Other expense	160	—		160	—	—		160

Income (loss) before income taxes	13,297	(14,317)		(1,020)	3,574	(762)		1,792
Income tax provision (benefit)	7,966	(4,021	) I	3,945	38	(38	)O	3,945

Net (loss) income	5,331	(10,296)		(4,965)	3,536	(724)		(2,153)
Less: Net income attributable to non-controlling interest	58	—		58	—	—		58

Net income (loss) attributable to Parent	$5,273	(10,296)		$(5,023)	$3,536	$(724)		$(2,211)

Net income (loss) per share:
Basic	$0.22	—		$(0.21)	—	—		$(0.09)
Diluted	$0.22	—		$(0.21)	—	—		$(0.09)
Weighed average shares outstanding
Basic	23,998,357	—		23,998,357	—	—		23,998,357
Diluted	24,480,544	—		23,998,357	—	—		23,998,357

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Note 1.	Basis of Pro Forma Presentation

The unaudited pro forma consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The information concerning DFC has been derived from the audited consolidated financial statements of the Company for the year ended June 30, 2009 as included in the Company’s Current Report on Form 8-K, filed on November 20, 2009 for the year ended June 30, 2009 and from the consolidated financial statements of the Company as of and for the three months ended September 30, 2009 as included in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009. The information concerning DFS has been derived from the internally prepared financial statements of DFS for the twelve months ended June 30, 2009 and as of and for the three months ended September 30, 2009. DFS’ fiscal year ends on December 31. DFS’ historical statement of operations for the twelve months ended June 30, 2009 represent a compilation of their quarterly periods during the twelve month period ended June 30, 2009. As a result, such statement of operations include estimates inherent in preparing interim financial statements, which estimates were based on DFS’ actual fiscal years.

Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are directly related to the transaction for which the pro forma financial information is presented and have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma condensed consolidating statements of operations as such charges were incurred in direct connection with or at the time of the Transactions and are not expected to have an on-going impact on the results of operations after the closings.

On December 21, 2009, Dollar Financial Corp. commenced the closing of an exchange offer with several holders of its 2.875% Senior Convertible Notes due 2027 pursuant to the terms of its previously announced exchange agreements. Pursuant to the exchange agreements, $110.8 million in aggregate principal amount of the existing convertible notes were exchanged for an equal principal amount of new 3.00% Senior Convertible Notes of the Company due 2028. The new convertible notes issued in the transaction have substantially the same terms as the existing convertible notes, other than (i) the maturity of the new convertible notes is April 1, 2028, (ii) the conversion price of the new convertible notes is $28.956 per share, (iii) holders of the new convertible notes will have the right to require Parent to repurchase their new convertible notes on each of April 1, 2015, April 1, 2018 and April 1, 2023, for a purchase price payable in cash equal to 100% of the principal amount of the new convertible notes to be purchased plus any accrued and unpaid interest, and (iv) the Company will have the right to redeem the new convertible notes on and after April 5, 2015, for a payment in cash equal to 100% of the principal amount of the new convertible notes to be redeemed, plus accrued and unpaid interest. Because this transaction is not directly connected to the Transactions, the impact of the exchange is not reflected in the unaudited pro forma condensed consolidating financial statements presented herein.

Note 2.	Purchase Price Allocation

The unaudited pro forma consolidated financial statements have been prepared to give effect to the presumed acquisition of DFS, which will be accounted for as a purchase business combination in accordance with ASC 805. For purposes of the following, we have used a total estimated cash purchase price of approximately $117.8 million (subject to adjustment for the working capital of MFS and its subsidiaries as of the closing date, which we currently estimate will result in an additional $1.2 million payment to the sellers).

Under the purchase method of accounting, the total estimated purchase price is allocated to DFS’ net tangible and intangible assets based on their current estimated fair values as if the acquisition occurred on September 30, 2009. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

described in the introduction to these unaudited pro forma consolidating financial statements, the preliminary purchase price is allocated as follows (in thousands):

Cash	$1,178
Investment securities	1,682
Accounts receivable	1,737
Prepaid expenses and other current assets	97
Property and equipment	574
Restricted cash	2,854
Other assets	26
Accounts payable	(942)
Accrued expenses and other liabilities	(1,549)
Other non-current liabilities	(3,004)

Net tangible assets acquired	2,653
Definite-lived intangible assets acquired	31,102
Indefinite-lived intangible assets acquired	35,501
Goodwill	49,736

Total estimated purchase price	$118,992

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Of the total estimated purchase price, an estimate of $2.7 million has been allocated to net tangible assets acquired, $31.1 million has been allocated to definite-lived intangible assets acquired and $35.5 million has been allocated to indefinite-lived intangible assets. The remaining purchase price has been allocated to goodwill.

The components of the estimated fair value of the acquired identifiable intangible assets are as follows:

		Estimated
	Estimated Fair	Useful Lives
	Value	(Years)

Third-party bank financing contract	$17,389	5
Service warranty provider contract	7,164	5
Auto dealer relationships	4,253	5
GAP insurance provider contract	1,538	3
Payment Processing contract	421	5
Non-compete contracts	337	2
Tradename/Program	35,501	Indefinite

Total identifiable intangible assets	$66,603

DFS provides services to enlisted military personnel seeking to purchase new and used vehicles. Through its branded Military Installment Loan and Education Services, or “MILES” program, DFS provides services to enlisted military personnel who make applications for auto loans funded under an exclusive agreement with a major third-party national bank. Additionally, DFS provides ancillary services such as service contracts and guaranteed asset protection, or GAP, insurance, along with consultations regarding new and used automotive purchasing, budgeting and credit and ownership training. DFS’ revenue comes from fees which are paid by the third-party national bank and fees from the sale of ancillary products such as warranty service contracts and GAP insurance coverage. DFS operates through an established network of arrangements with more than 545 franchised and independent new and

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

used car dealerships, according to underwriting protocols specified by the third-party national bank. DFS has contracts with the third-party national bank as well as the provider of service contracts and GAP insurance contracts and each of these contracts have been identified by the Company as having value in connection with the acquisition. In addition, DFS has a contract with a third party that processes the military service members’ loan payment to the bank, through an allotment from the service members’ pay check. We refer to this contract as the Payment Processing contract.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of the market participant, include: the amount and timing of the projected future cash flows (including revenue, cost of sales, operating expenses and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in thousands):

Fiscal Year 2010	$4,896
Fiscal Year 2011	6,527
Fiscal Year 2012	6,400
Fiscal Year 2013	5,973
Fiscal Year 2014	5,845
Thereafter	1,461

$31,102

Of the total estimated purchase price, approximately $49.7 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. In accordance with ASC 350, “Intangibles-Goodwill and Other” goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise. In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 3.	Pro Forma Amendment Transaction and Offering Adjustments

In connection with the Transactions, the Company has negotiated an amendment to its senior secured credit facility, which we refer to as the Amendment, with the following changes:

•	An extension of the revolving credit facility maturity date from October 2011 to December 2014 and of the term loan maturity dates from October 2012 to December 2014, in each case such extension being applicable to those lenders who have agreed to extend and being subject to the condition that the principal amount of the outstanding 2.875% senior convertible notes due 2027 issued by Parent has been reduced to an amount less than or equal to $50 million by October 2012. For purposes of the pro forma adjustments relating to the Amendment we have assumed that 100% of the revolving credit facilities and term loans are extended to December 2014.

•	The establishment of a Libor/Euribor/CDOR floor of 2.0% on all tranches of the credit facility.

•	An increase of 25 basis points (bps) to the revolving credit commitment fee on the extended revolving credit commitments. This increase will result in a revised commitment fee of 75 bps.

•	An increase of 75 bps to spreads over Libor/Euribor/CDOR rates with respect to non-extended term loans and revolving credit loans and an increase of 200 bps to the spreads over Libor/Euribor rates with respect to extended term loans and revolving credit loans. These increases will result in Libor/CDOR (minimum of 2.0%) plus 500 bps for the extended revolving credit facilities, Libor (minimum of 2.0%) plus 500 bps for the

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

extended Canadian term loans and Libor/Euribor (minimum of 2.0%) plus 500 bps for the extended U.K. term loans.

•	The prepayment of $270.9 million on the existing Canadian term loan amount and $79.1 million on the existing U.K. term loan amount. Precise allocations of the prepayments among the classes of term loans will depend on Euro exchange ratios as of the close of business on the day before the closing of the offering of the Senior Notes.

As more fully described in Note 20 to our year ended June 30, 2009 financial statements, we have hedged our senior secured credit facility with cross currency interest rate swaps in order to protect the company against changes in the variable index associated with the senior credit facility (LIBOR, or in the case of a portion of the U.K. facility, EURIBOR) and changes to foreign currency exchange rates. For purposes of the pro forma presentation, we have not reflected any actions that may be taken, or any related accounting implications regarding these cross currency swaps, including the dedesignation of the interest rate swaps due to ineffectiveness that may result; the potential for a partial or complete termination of these swaps upon finalization of the Amendment, or the impact to historical interest expense had the aforementioned actions or derivations of the aforementioned actions had been taken.

During fiscal 2009 and the quarter ended September 30, 2009, the impact to the interest expense related to our interest rate swaps was an increase in expense of $5.6 million and $3.1 million, respectively. These amounts are included in both our historical and pro forma interest expense for the year ended June 30, 2009 and three month period ended September 30, 2009.

Had we completely dedesignated these interest rate swaps as of July 1, 2008 but did not terminate them, interest expense would have been reduced by $5.6 million and $3.1 million for the year ended June 30, 2009 and the three month period ended September 30, 2009, respectively; however, upon dedesignation, GAAP would require that the change in fair value associated with these swaps would have been recorded through the income statement instead of other comprehensive income, which would have decreased net income by $8.2 million for the year ended June 30, 2009 and $0.4 million for the three month period ended September 30, 2009.

Also as part of the Transactions, the Company’s Canadian subsidiary is issuing $596.4 million of senior notes, net of a $3.6 million issuance discount, with a coupon of 10.375% and an effective annual interest rate of 10.5% with a maturity of December 2016, which we refer to as the Offering. The specific pro forma adjustments related to the Amendment and Offering included in the unaudited pro forma consolidated financial statements are as follows:

A — To reflect the gross proceeds raised from the Offering of the senior notes.

B — To reflect the anticipated $350 million prepayment of the Company’s Canadian and U.K. term loans.

C — In connection with both the Amendment and the Offering, the Company will incur additional fees that will be deferred and amortized over the respective terms of the debt. The estimated fees related to each transaction are as follows (in thousands):

Amendment	$3,155
Offering	13,172

$16,327

D — The Amendment will be deemed to be an extinguishment of the term loan balances under generally accepted accounting principles and therefore all associated unamortized pre-existing deferred debt costs will be written off. In connection with the Amendment and immediate repayment of $350.0 million of the senior secured credit facility, we will pay $627,000 in transactional costs that will also be written off. Under the guidelines for pro forma adjustments, the elimination of these deferred costs is reflected in the pro forma balance sheet, but is not reflected in the pro forma income statements.

E — When the Company executed an early settlement of its U.K. cross-currency interest rate swaps, the cumulative net loss related to the discontinued cash flow hedge was reported in other comprehensive income and was being amortized over the remaining life of the U.K. term loan debt. With the partial repayment of the U.K. debt, the proportional amount of the cumulative net loss related to retired swap will be reclassified from

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

other comprehensive income to earnings. This amount is reflected as a reclassification between accumulated other comprehensive income and retained earnings on the unaudited pro forma balance sheet.

F — To reflect the net reduction in interest expense, adjusted for the repayment of the $350.0 million of principal, resulting from the Amendment of the Company’s senior secured credit facility and not the additional interest expense resulting from the offering of the Senior Notes.

G — To adjust interest expense related to the amortization of deferred debt costs of both the amended senior secured credit facility and the senior notes, as follows (in thousands):

	Year Ended	Three Months Ended
	June 30,	Sept. 30,
	2009	2009

Elimination of amortization of pre-existing deferred financing costs	$(1,516)	$(398)
Amortization of additional deferred financing costs related to the Amendment	667	167
Amortization of additional deferred financing costs related to the Offering	1,871	467

Totals	$1,022	$236

H — To reflect additional cash interest expense and the amortization of the related issuance discount related to the issuance of the senior notes issued in connection with the offering of the Senior Notes.

I — To reflect the related tax impacts on interest expense adjustments in both Canada and the United Kingdom.

Note 4.	Pro Forma Acquisition Adjustments

Pro forma adjustments are made to reflect the estimated purchase price of DFS, to adjust amounts related to DFS’ net tangible and intangible assets to a preliminary estimate of the fair values to those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain DFS’ amounts to conform to the Company’s financial statement presentation.

The specific pro forma adjustments included in the unaudited pro forma condensed consolidating financial statements are as follows:

A — As provided for in the sales purchase agreement, sellers are entitled to a cash distribution immediately prior to closing based upon a pre-determined cash balance.

B — To reflect the consideration to be paid (including estimated working capital adjustment, see Note 4-A) by DFG to purchase the membership interests of MFS.

C — In February 2007, Automotive Professionals, Inc., or API, DFS’ then insurance provider of vehicle service contracts, filed for a voluntary bankruptcy petition. In connection with the bankruptcy settlement of API, DFS was granted a certain amount of restricted cash to be applied against all remaining API service contract liabilities and DFS assumed all remaining obligations under related service contracts. This adjustment is to reflect the estimated fair values of the remaining API related balances for previously recognized revenues and the remaining service contract liabilities.

D — To adjust intangible assets to an estimate of fair value, as follows (in thousands):

Eliminate DFS’ historical intangible assets	$(9,692)
Estimated fair value of intangible assets acquired (see Note 2)	66,603

$56,911

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

E — To adjust goodwill to an estimate of acquisition-date goodwill, as follows (in thousands):

Eliminate DFS’ historical goodwill	$(18,639)
Estimated transaction goodwill (see Note 2)	49,736

$31,097

F — Concurrent with the closing of the acquisition, a portion of the purchase price will be utilized by DFS to repay all outstanding debt and related liabilities. This adjustment eliminates all pre-existing balances related to DFS outstanding debt (accrued interest and all debt balances). This adjustment also reflects the elimination of unamortized deferred debt costs associated with the DFS debt.

G — Certain service contracts sold by DFS are transferred to a captive reinsurance company that is owned and consolidated by DFS instead of being transferred to the third-party service contract provider. The initial payments (for both DFS and the reinsurance entity) made by the customer were recorded as deferred revenue by DFS and recognized as revenues over the life of the service contract. For purchase accounting purposes, all deferred revenue balances for both entities have been eliminated (see Note I).

H — To reflect estimated DFC transactional related costs associated with the DFS acquisition.

I — To record an estimate of the value of the captive reinsurance company’s service contract liabilities associated with all open service contracts.

J — As provided in the sales purchase agreement, upon expiration of the API bankruptcy settlement agreement (in February 2011), the sellers are entitled to receive one half of the then remaining restricted cash balance that has not been utilized in the payment of API claims. This amount reflects management’s estimate of the expected payment.

K — To eliminate MFS membership equity.

L — To adjust amortization expense to an estimate of intangible asset amortization, as follows (in thousands):

	Year Ended	Three Months Ended
	June 30,	Sept. 30,
	2009	2009

Eliminate DFS’ historical intangible asset amortization expense	$(1,543)	$(371)
Estimated amortization expense for:
Third-party bank financing contract	3,478	870
Service warranty contract provider contract	1,433	358
Auto dealer relationships	851	213
GAP insurance provider contract	513	128
Payment Processing contract	84	21
Non-compete contracts	169	42

Totals	$4,985	$1,261

M — The previous owners of DFS charged a management fee and related expenses in connection with their over-sight and involvement with DFS. This adjustment eliminates those expenses from the historical operating results of DFS.

N — To eliminate DFS interest expense related to pre-existing debt balances extinguished upon consummation of the acquisition.

O — Since DFC is in a net operating loss position for tax purposes, the DFS historical tax expense is being eliminated.